Amended and Restated Exclusive Supply Agreement

 by and among

NuSil Corporation
a California corporation

 SiTech, Inc.
a California corporation

and

 Mentor Corporation
a Minnesota corporation

July 6, 2004

EXCLUSIVE SUPPLY AGREEMENT:  Page 1

EXCLUSIVE SUPPLY AGREEMENT:  Page i

EXCLUSIVE SUPPLY AGREEMENT:  Page ii

Amended and Restated Exclusive Supply Agreement

            This Amended and Restated Exclusive Supply Agreement (the "Agreement") is dated for reference purposes as of July 6, 2004, and effective as of the "Effective Date" identified below, by and among NUSIL CORPORATION, a California corporation ("NuSil"); SiTech, Inc., a California corporation that is wholly owned by NuSil ("SiTech" and, collectively with NuSil, the "Supplier"), and Mentor Corporation, a Minnesota corporation ("Mentor"), with reference to the following facts:

         Recitals:

A.                 Alchemy Engineering, LLC, a California limited liability company doing business under the fictitious business name of "SiTech" ("Alchemy"), is an Affiliate of NuSil.

B.                 Mentor and Alchemy executed that certain Exclusive Supply Agreement dated effective September 16, 1997 (the "Original Supply Agreement"), pursuant to which Alchemy has manufactured and sold to Mentor certain Materials (as defined in Section 1.13 below) which are used by Mentor in the manufacture of its Products (as defined in Section 1.17 below).

C.                 In order to provide Mentor with a means of assuring itself a continuing source of supply of the Materials, NuSil and Alchemy entered into an Option and Asset Purchase Agreement with Mentor dated effective as of September 16, 1997 (the "Option Agreement") pursuant to which Mentor was granted an option to purchase the assets of Alchemy, and Mentor has given notice of the exercise of such option.

D.                 Mentor and NuSil have now agreed that the rights of Mentor under the Option Agreement should be transferred to SiTech, Inc., a newly formed, wholly-owned subsidiary of NuSil ("SiTech"), in exchange for the agreement of NuSil and SiTech to supply the Materials to Mentor for a period of twenty (20) Years.

E.                  Mentor, NuSil and SiTech are therefore executing this Agreement in order to replace and supersede the Original Supply Agreement and to memorialize (1) the terms and conditions on which SiTech and NuSil jointly and severally agree to produce and supply the Materials after the assignment of the Option Agreement to SiTech, and (2) Mentor agrees to acquire such Materials from NuSil and SiTech following the acquisition by SiTech of the assets of Alchemy.

        AGREEMENTS:

       Now, Therefore, in consideration of the premises and the mutual promises and covenants set forth below, NuSil, SiTech and Mentor mutually agree as follows:

1.    DEFINITIONS.

For purposes of this Agreement, (a) the words and phrases defined in Section 3.1 below shall have the meanings ascribed to them in that Section and (b) the following terms and phrases shall have the meanings set forth below:

1.1              Affected Material.   Any Material that Supplier is unable to supply to Mentor (a) at the time and in the quantity required by this Agreement or (b) in conformity with the specifications for such Material and in compliance with Applicable Requirements.

1.2              Affiliate.  Any one of (a) any company owned or controlled to the extent of at least fifty percent (50%) of its issued and outstanding voting stock by a party to this Agreement and any other company so owned or controlled (directly or indirectly) by any such company or the owner of any such company, and (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of, to the extent of fifty percent (50%) or more of voting power) or otherwise having power to control its general activities), a party to this Agreement, but in each case only for so long as such ownership or control shall continue.

EXCLUSIVE SUPPLY AGREEMENT:  Page 1

1.3              Applicable Requirements.  Has the meaning assigned thereto in Section 2.3.1, below.

1.4              Delivery Date.  A date for which delivery of a Material to Mentor is properly requested by Mentor in a written purchase order.

1.5              Effective Date.  May 8, 2004.

1.6              Equivalent Material.  Any material that is equivalent to or substantially the same as a Material.

1.7              FDA.  The United States Food and Drug Administration.

1.8              Improvements.   Any change in a Material or a component of a Material, or in the processes, procedures, methods or techniques used in its manufacture, production or assembly, that enhances the safety, efficacy or performance of such Material or that makes such Material quicker, easier or less expensive to manufacture, assemble, distribute, store, use or dispose of.

1.9            Initial Materials.  Those Materials that Supplier is initially supplying to Mentor as of the Effective Date, and any substantially equivalent materials that may be supplied to Mentor by any Qualified Alternative Supplier.

1.10          Initial Month. The second full calendar month following the date on which this Agreement has been executed by each of the parties to this Agreement.

1.11          Long-Term Implantable Materials.  Silicone materials that are designed to be implanted in the human body for a period of time greater than twenty-nine (29) days.

1.12          Market Segment. A discrete portion of the market (defined by reference to the territory to which Products are shipped, the type of Product shipped, or other similarly specific factors) to which Mentor sells Products containing Materials supplied by Supplier hereunder.

1.13          Material.  Any material manufactured by Supplier as set forth in Exhibit A to this Agreement, any variation of such material resulting from any Improvements to such material, and any other Long-Term Implantable Material or Non-Long-Term Implantable Material that Supplier may hereafter supply to Mentor pursuant to Section 2.2 below.

1.14          Mentor.  Mentor and/or each of its wholly-owned Affiliates.

1.15          Non-Long-Term Implantable Materials.   Silicone materials other than Long-Term Implantable Materials.

1.16          NuSil.  NuSil Corporation, a California corporation, and each of its Affiliates.

1.17          Products.  Silicone or other synthetic implants that replace, reconstruct, expand, enhance, augment or improve the functioning or appearance either of human tissue or human organs or both.

1.18          Qualified Alternative Supplier.  A person or entity that is reasonably qualified to produce or supply a Material or Equivalent Material of the type, in the quantity, and at the same levels of reliability and quality that Supplier delivers (or is entitled to deliver) hereunder for use in the Products marketed and sold by Mentor.

EXCLUSIVE SUPPLY AGREEMENT:  Page 2

1.19          Supplier.  Collectively, NuSil and SiTech, who shall be jointly and severally liable for the performance of the obligations of the Supplier under this Agreement.

1.20          Term.  A period of twenty (20) Years, measured from the Effective Date of this Agreement.

1.21          Transfer Agreement.   That certain Transfer Agreement by and among SiTech, Mentor and NuSil being executed by the parties concurrently with the execution of this Agreement pursuant to which the Option is being transferred by Mentor to SiTech.

1.22          Year.   A period of twelve (12) consecutive months commencing on the Effective Date of this Agreement and on each succeeding annual anniversary of the Effective Date.

2.                  SALE AND PURCHASE OF MATERIALS

2.1              Delegation of Supplier's duties to SiTech.  For as long as SiTech is an Affiliate of NuSil, NuSil shall delegate to SiTech all of the duties and obligations of the Supplier under this Agreement and may assign to SiTech all of the rights and benefits of this Agreement, and SiTech shall accept such delegation and any such assignment and shall perform all of the duties of the Supplier hereunder.

2.1.1        No such delegation or assignment shall release NuSil from its obligations as a Supplier under this Agreement.  For as long as the duty to perform the obligations of the Supplier under this Agreement has been delegated solely to SiTech, NuSil shall (a) take those actions in its capacity as the sole shareholder of SiTech as are necessary or appropriate to enable SiTech to perform the duties and obligations delegated to it under this Agreement, and (b) refrain from taking any action that would impair or interfere with the ability of SiTech to perform the duties and obligations delegated to under this Agreement.

2.1.2        If for any reason SiTech fails to perform any of the duties and obligations of the Supplier under this Agreement, then NuSil shall immediately resume the performance of such duties and obligations as fully and completely as if this Agreement were solely between Mentor and NuSil.

2.1.3        Mentor, upon request of Supplier from time to time, shall conduct such tests and inspections as may be reasonably necessary in order to verify that NuSil and its Affiliates appear to be qualified, under Applicable Requirements and the requirements of Mentor, to supply Materials to Mentor from facilities other than the SiTech facilities in Irving, Texas, but no such verification given by Mentor shall (a) constitute a certification by Mentor that Supplier is in compliance with Applicable Requirements or (b) relieve Supplier of its obligation to comply with all Applicable Requirements or (c) constitute or be construed to constitute a waiver by Mentor of its rights to require Supplier to remedy any noncompliance that did not come to the attention of Mentor during any such tests and inspections, whether due to the negligence of Mentor or otherwise

2.2              Supply of Materials.

2.2.1        Manufacture by Supplier.  Supplier hereby agrees to manufacture for, and deliver to Mentor, and Mentor agrees to purchase from Supplier, such quantities of the Materials listed on Exhibit A hereto as may be necessary to meet Mentor's requirements based upon such written purchase orders and forecasts provided pursuant to Section 2.4 of this Agreement.  In the event that Mentor's requirements differ significantly (by more than 25%) from the forecasts, Mentor will promptly notify Supplier of the fact and the amount of such variance.  Supplier shall use commercially reasonable efforts to satisfy any increases in Mentor's requirements over its binding and non-binding forecasts as provided for in Section 2.4.1.  The parties hereto acknowledge and agree that Supplier may manufacture or sell other products to any third party.

EXCLUSIVE SUPPLY AGREEMENT:  Page 3

2.2.2        Mentor Purchase Commitments.  Subject to Supplier's discharge of its obligations under this Agreement and the provisions of Sections 2.2.2A and 4 below, during the term of this Agreement Mentor (a) shall purchase solely from Supplier all Long-Term Implantable Materials (and any alternative materials having substantially the same specifications and functionality as the Materials) required by Mentor, and (b) shall not purchase any Non-Long-Term Implantable Materials from any Person other than Supplier without first (i) delivering to Supplier a detailed written summary of the specifications and proposed purchase price of such Non-Long-Term Implantable Materials, and (ii) negotiating exclusively with Supplier, in good faith, for fourteen (14) days regarding whether and on what terms Supplier may fulfill Mentor's requirements for such Non-Long-Term Implantable Materials; provided that, notwithstanding the foregoing:

A.                 Alternative Supply.  If either (1) Mentor identifies a Qualified Alternative Supplier for any Material for use in an identified Market Segment at a cost that is less than the price charged by Supplier hereunder, or (2) a Material supplied by Supplier hereunder, in the reasonable judgment of Mentor, does not satisfy the reasonable requirements of Mentor for quality, reliability and timeliness, then Mentor shall deliver written notice of such circumstances to Supplier, including a description of the events or circumstances occasioning the invocation of this Section 2.2.2A, the name and location of the proposed alternative supplier, a description of the Market Segment affected, and all other relevant circumstances.

(1)                Supplier thereafter may elect, within thirty (30) days following the receipt of such written notice from Mentor, either to lower its price for such Material or to modify its manufacturing practices to meet the reasonable requirements of Mentor, as applicable under clause "(1)" or "(2)" of Section 2.2.2A above.  If Supplier fails, within that 30-day period, either to meet the alternative supplier's price or to meet Mentor's reasonable requirements, as applicable, then Mentor thereafter shall be released from its exclusivity commitment with respect to such Material under this Agreement and may procure such Material from the Qualified Alternative Supplier (with respect to clause "(1)", above) or any other supplier (with respect to clause "(2)", above).

(2)                An election by Mentor to procure Materials from a Qualified Alternative Supplier pursuant to clause (1) of Section 2.2.2A above shall release Supplier from its obligations under this Agreement only with respect to those Materials being purchased by Mentor from the Qualified Alternative Supplier and only for as long as Mentor elects to procure such Materials from such Qualified Alternative Supplier.  Mentor shall be entitled at any time to resume procuring the Materials from SiTech or NuSil in accordance with the provisions of this Agreement provided that either SiTech or NuSil is still in the business of producing such Materials.  A suspension in the purchase of Materials by Mentor pursuant to this Section 2.2.2A shall not toll the term of this Agreement or result in an extension of its term.

B.     NuSil Election to Discontinue.  If in any period of twelve (12) consecutive calendar months during the term of this Agreement Mentor's purchases of Initial Materials from one or more Qualified Alternative Suppliers ("QAS Procured Initial Materials") are, in the aggregate, more than twenty percent (20%) of the total dollar volume of its aggregate purchases of Initial Materials, including those procured from a Qualified Alternative Supplier and those procured from Supplier (the "Total Procured Initial Materials"), then Supplier may elect to deliver to Mentor a written notice of Supplier's intent to discontinue supplying Mentor pursuant to this Agreement (a "Preliminary Notice"), specifying the date on which such discontinuation will become effective, not less than ninety (90) days prior to such effective date.

(1)    Within thirty (30) days of its receipt of any such Preliminary Notice, Mentor may elect to adjust the quantity of the Initial Materials Mentor is purchasing from Supplier and any Qualified Alternative Suppliers such that its purchases of the QAS Procured Initial Materials will not exceed twenty percent (20%) of the Total Procured Initial Materials.  Mentor shall notify NuSil of any such election (an "Adjustment Election") within thirty (30) days of Mentor's receipt of Supplier's Preliminary Notice.  If Mentor timely gives Supplier written notice of an Adjustment Election, then during the sixty (60) days following its delivery of the Adjustment Notice (the "Adjustment Period"), Mentor shall make the adjustments to its purchases of the Initial Materials being procured from Supplier and from Qualified Alternative Suppliers to amounts such that, if its purchases during the Adjustment Period were to continue at the same level for the twenty-four (24) full calendar months following its delivery of the Adjustment Election (the "Remedial Period"), its QAS Procured Initial Materials during such 24-month Remedial Period would not exceed twenty percent (20%) of the Total Procured Initial Materials during the Remedial Period.

EXCLUSIVE SUPPLY AGREEMENT:  Page 4

a.       If Mentor does not timely give an Adjustment Notice, or if, after timely giving an Adjustment Notice, Mentor fails during the Adjustment Period to make the adjustments to its purchases of the Initial Materials required by subparagraph 2.2.2B(1) above, then the provisions of 2.2.2B(2) below shall apply and Supplier shall be entitled to discontinue supplying Mentor under this Agreement on the effective date specified in the Preliminary Notice.

b.       If Mentor timely gives an Adjustment Notice and thereafter during the Adjustment Period makes the adjustments to its purchases of the Initial Materials required by subparagraph 2.2.2B(1) above, then Supplier's Preliminary Notice shall automatically be suspended for as long as Mentor's purchases of the QAS Procured Initial Materials do not exceed twenty percent (20%) of the Total Procured Initial Materials.

c.       If at any time during the 24-month Remedial Period Mentor's purchases of the QAS Procured Initial Materials, in the aggregate, exceed twenty percent (20%) of Total Procured Initial Materials, then Supplier shall be entitled to discontinue supplying Mentor pursuant to this Agreement by giving Mentor notice of its intent to do so, specifying the effective date on which it shall discontinue supplying Mentor, not less than ninety (90) days prior to such effective date (a "Discontinuation Notice") at any time prior to the expiration of the Remedial Period.  If a Discontinuation Notice is not properly given by Supplier prior to the expiration of the Remedial Period, then the Preliminary Notice shall automatically be cancelled and Supplier shall not be entitled to discontinue supplying Mentor under this Agreement without first again giving a Preliminary Notice in accordance with the provisions of this Section 2.2.2B and affording Mentor the opportunity to make an Adjustment Election.

(2)    If Supplier becomes entitled to discontinue supplying Mentor pursuant to any provision of this Section 2.2.2B, then during the ninety (90)-day period following its receipt of any Preliminary Notice or any Discontinuation Notice given pursuant to this Section 2.2.2B (the "Option Period"):

a.       Mentor may elect to purchase the assets of SiTech in accordance with the terms and conditions set forth in Sections 4.1 and 5 of the Transfer Agreement (the "SiTech Purchase Option").  If Mentor elects to exercise the SiTech Purchase Option, then Mentor shall deliver to SiTech within such 90-day Option Period an irrevocable, binding election to purchase such assets.  The purchase and sale of the SiTech assets thereafter shall close at the time, in the manner, and with such mutual deliveries as are required under Section 5 of the Transfer Agreement.  If Mentor fails to timely exercise its purchase option and close the purchase of SiTech's assets in accordance with the foregoing subparagraph (a), then at the expiration of the 90-day Option Period Supplier shall be entitled to discontinue supplying Mentor under this Agreement.

b.       The parties shall also negotiate in good faith such other prices or terms for the Materials as may be mutually acceptable to the parties, in their respective sole discretion.  If the parties agree upon such alternative prices or terms within such subsequent 90-day period, then (a) this Agreement shall remain in full force and effect as modified by such agreement regarding alternative prices and terms and (b) the Discontinuation Notice shall be cancelled.  If the parties fail to reach agreement upon such alternative prices or terms within such 90-day period, then Supplier may elect to terminate this Agreement pursuant to Section 5.3 below.

EXCLUSIVE SUPPLY AGREEMENT:  Page 5

C.                  Suspension of Obligation.  Mentor's obligation to purchase a Material exclusively from Supplier and Supplier's obligation to manufacture and sell such Material to Mentor may be suspended for not more than ninety (90) days after the filing by Supplier of a Master Access File for that Material with the FDA to the extent necessary to enable Supplier or Mentor to perform such clinical testing or other procedures as may be required by the FDA as a condition to its approval of the marketing and sale of such Material or a Product of which such Material is a component.

2.2.3        Materials.  Supplier shall maintain an inventory of raw materials and finished goods sufficient to assure that at all times during the term of this Agreement Supplier can ship and deliver to Mentor within thirty (30) days a three (3) month supply of the Materials to be purchased by Mentor pursuant to the terms of this Agreement after taking into account shipments made during the preceding thirty (30) days (the "Minimum Inventory Level").  Upon written request of Mentor from time to time (but in all events not more frequently than once in any consecutive three (3) month period), Supplier shall provide to Mentor within thirty (30) days of written request therefor a list of Supplier's raw materials and finished goods inventory as of the last day of the last preceding calendar month.  Mentor shall have the right, but not the obligation, to conduct an annual audit of Supplier, at Mentor's expense, to satisfy itself that such Minimum Inventory Level is being met.  In the event that Mentor's audit or any Supplier report reveals that Supplier is not maintaining the Minimum Inventory Level for each necessary raw material, Mentor may, at its sole option, but shall not be obligated to purchase a three (3) month supply of any such raw material and store such raw material at Supplier's facility at any time when Supplier's inventory (including any inventory provided by Mentor hereunder) is below (the "Minimum Inventory Level").  Supplier shall use any such raw material purchased by Mentor prior to using any raw materials thereafter purchased by Supplier and shall reimburse Mentor the amount of Mentor's actual cost for such raw materials upon Supplier's use of the raw material purchased by Mentor.  An election by Mentor not to purchase and store an inventory of raw materials at Supplier's facility shall not excuse a default by Supplier in its duty to timely supply Mentor as provided by Section 2.4 below.

2.3              Specifications; Regulatory Compliance; Manufacturing.

2.3.1        Product specifications.  Supplier shall manufacture the Materials in accordance with the specifications therefor to which Supplier has been manufacturing such Materials prior to the date hereof.  Supplier's Manufacturing operations shall be in conformance with the requirements of the United States Food and Drug Administration applicable to Supplier, the Quality System Regulations as promulgated or modified by the FDA from time to time ("QSRs"), and the requirements of other cognizant foreign, federal, state, and local regulatory authorities applicable to Supplier (collectively, the "Applicable Requirements").  Supplier shall not deviate in any way whatsoever therefrom without the prior written consent of a duly authorized representative of Mentor.

A.                 In the event Mentor determines that Supplier is not in compliance with Applicable Requirements, including without limitation applicable QSRs, Mentor shall promptly deliver to Supplier written notice of such non-compliance ("Non-compliance Notice").  Supplier shall create and deliver to Mentor an action plan to address any such non-compliance (the "Action Plan") within fifteen (15) days of its receipt of the Non-compliance Notice.  The Action Plan shall be mutually agreeable to Mentor and Supplier, including the time period and the action(s) necessary to correct any non-compliance by Supplier.  In no event shall the time period set forth in the Action Plan to correct any current non-compliance exceed twelve (12) months from the date of Supplier's receipt of the Non-compliance Notice.

EXCLUSIVE SUPPLY AGREEMENT:  Page 6

(1)                In the event Supplier fails to cure any such non-compliance within the time period set forth in the Action Plan, Mentor shall have the right, but not the obligation, to terminate this Agreement pursuant to Section 5.2.5 below with respect to the Affected Material or to elect to have some or all of the Affected Materials supplied by a third party supplier pursuant to Section 4 below.

(2)                The termination of this Agreement by Mentor pursuant to this Section 2.3.1 shall be without prejudice to any other rights and remedies Mentor may have by reason of the breach by Supplier of its obligations under this Agreement.

B.     For any changes to the specifications for any Materials requested by Mentor which are not required to comply with Applicable Requirements, including without limitation, applicable QSRs, Mentor shall deliver to Supplier written notice of such desired changes, and Supplier shall use its commercially reasonable efforts to implement such changes requested by Mentor.  The parties hereto agree to work together in good faith to implement any such changes to the specifications.  Supplier shall charge for such work at rates equal to its established hourly rates for the research, technical and engineering personnel actually performing such work, and Mentor shall reimburse the charges therefor promptly upon receipt of an itemized invoice therefor.  Notwithstanding any other provision hereof to the contrary, Supplier shall be entitled to increase the prices for the Improved Materials containing such changed specifications by the amount of any increase in Supplier's costs of materials and other direct manufacturing costs.

2.3.2        Master Access File.  Supplier shall establish, file with the FDA and maintain in accordance with the requirements of the FDA a Master Access File ("Master Access File") with respect to the Materials.

A.                  Subject to Paragraphs B and C, below, upon Mentor's request, Supplier shall:

(1)    Provide Mentor with a table of contents of any other summary information regarding the Master Access File that Mentor may reasonably request, but nothing in this Section 2.3.2 shall require Supplier to disclose any confidential information in such table of contents.

(2)    Authorize the FDA to access on behalf of Mentor any Master Access File of Supplier pertaining to the Materials (provided that, this clause "(2)" is not intended and shall not be construed to avoid the limitations imposed by Sections 2.3.2 B and C, below).

(3)    Provide Mentor with such information as Mentor may reasonably request relative to the interpretation or application of data contained in the Master Access File in order to support (A) any filing or application then pending before the FDA or any other United States or foreign government agency, or (B) any proceedings then being conducted by or before the FDA or any other United States or foreign government agency, or (C) any pending or threatened litigation or other proceeding involving Materials to which Mentor is or may become a party.

(4)    Certify to or on behalf of Mentor that any Materials delivered hereunder meet the specifications contained in the Master Access File and are manufactured in compliance with Applicable Requirements.

(5)    Notify Mentor of the nature and extent of any deficiency alleged by the FDA to exist in the Master Access File and any actions that Supplier proposes to take to remedy any such deficiency required to be remedied to satisfy Applicable Requirements.

B.                  Notwithstanding Paragraph A of this Section 2.3.3, as a condition of NuSil's delivering any of the information contemplated by subparagraphs (1) through (5) of the foregoing Paragraph A, Supplier may require Mentor to execute and deliver an appropriate confidentiality agreement or nondisclosure agreement as a condition to the disclosure of any proprietary information requested by Mentor hereunder.

EXCLUSIVE SUPPLY AGREEMENT:  Page 7

C.     Notwithstanding Paragraph A of this Section 2.3.3, in no event shall Mentor be entitled to have access to, or shall Supplier be required to disclose hereunder, any information containing Supplier's manufacturing processes for Materials except in the connection with the transfer of the SiTech Assets to Mentor upon exercise by Mentor of the SiTech Purchase Option contained in the Transfer Agreement.

2.4              Purchase Orders; Forecasts.

2.4.1        Forecast.  Mentor shall deliver to Supplier within five (5) days after the execution of this Agreement by each party (a) Mentor's rolling non-binding forecast of its requirements for the Materials for the twelve (12) month period commencing with the first day of the Initial Month, and (b) a written purchase order setting forth the quantities and Delivery Dates for Mentor's first purchase order of Materials for the sixty (60) day period commencing with the Initial Month.  Thereafter, Mentor shall deliver to Supplier on a monthly basis (or at such other intervals as Mentor and Supplier mutually agree upon, but in no event longer than ninety (90) days), an updated non-binding forecast of its requirements for the ensuing twelve (12) month period and a binding update of its quantity requirements and purchase order for such Materials for the ensuing sixty (60) day period or such longer period as the parties agree.

2.4.2        Purchase Orders.  Each written purchase order shall specify the Delivery Date and shall include a reference to this Agreement.  Supplier shall acknowledge within three (3) business days after receipt of any written purchase orders submitted by Mentor (a) its receipt of such purchase order,  (b) its ability or inability to fulfill the above-described sixty (60) day forecasts and (c) if it is unable to fulfill the order, the reasons why.  The terms and conditions of this Agreement will control over any terms contained in any Mentor written purchase order, written acceptance or acknowledgement by Supplier, invoice or any other document that is not expressly identified as an amendment to this Agreement and signed by both parties.

2.4.3        Priority of Shipments to Mentor and Other Customers.  Supplier shall afford all purchase orders for the Materials received from Mentor equal priority with Supplier's own supply requirements and orders from other customers or distributors for both the Materials, Equivalent Materials, and other similar products manufactured by Supplier.  Supplier will ship all orders for Materials, and for other products manufactured or supplied by Supplier to others, in the priority in which such orders were received, and Supplier will not place any purchase orders for Materials received from Mentor on a back-order status if Supplier is then shipping Materials, Equivalent Materials other products manufactured or supplied by Supplier to its other customers or distributors.  In addition, if Supplier is unable to satisfy the requirements of Mentor and of any third party whose purchase orders precede those submitted by Mentor, then Supplier shall not refuse or refrain from filling Mentor's purchase orders, but rather shall fill Mentor's purchase orders in proportion to its Purchase Ratio as compared to the Purchase Ratio of any such third party.  For purposes of this provision, Mentor's "Purchase Ratio" shall equal whichever of the following accords Mentor a higher allocation of Materials with respect to the competing purchase orders:  (i) the ratio of Mentor's then-pending purchase order size (determined by the dollar-denominated price of such Purchase Order) to the then-pending (and earlier-submitted) purchase order size (as also determined by the dollar-denominated price of such purchase order) of such other third-party; or (ii) the ratio of Mentor's prior 12-months' purchases to the prior 12-month's purchases of such other third-party that submitted an earlier purchase order.

2.5              Fulfillment by NuSil.  Supplier may from time to time elect to have any order for Materials hereunder fulfilled by NuSil from NuSil's facilities, but nothing in this Section 2.5 is intended, and this Section 2.5 shall not be construed, to be in derogation of (a) the obligation of NuSil under Section 2.1 to delegate the performance of its duties and obligations hereunder to SiTech or (b) the obligation of SiTech under Section 6.7 to maintain the capacity to produce and supply the Materials to Mentor.

EXCLUSIVE SUPPLY AGREEMENT:  Page 8

2.6              Labeling and Packaging.  Supplier shall label the Materials in accordance with the labeling specifications set forth in this Section 2.6.  Unless Mentor otherwise requests, all Materials ordered by Mentor shall be packed for domestic shipment and storage in accordance with Supplier's standard commercial practices.  Supplier will mark all containers with necessary handling and shipping information, including but not limited to any special handling that may be required, and will provide an itemized packing list with each shipment which shall include (a) the purchase order number(s) prominently marked, (b) the quantity of the Material shipped, (c) the date of shipment, (d) supplier parts number, (e) supplier parts description, (f) supplier lot number, (g) net weight and (h) the warranty period.  Mentor shall notify Supplier of any special packaging requirements, which shall be at Mentor's expense.

2.7              Delivery.  All Materials delivered to Mentor shall be FOB Supplier's facilities set forth in each written purchase order (or, at the election of Supplier pursuant to Section 2.5 above, NuSil's facilities).  Supplier shall use its best efforts and the latest and most efficient delivery systems to deliver the Materials no sooner than three (3) days prior to the applicable Delivery Dates and no later than the applicable Delivery Date.  Supplier shall use its best efforts to assist Mentor in arranging any desired insurance (in amounts that Mentor shall determine) and transportation, via air freight unless otherwise specified in writing, to any destination specified in writing from time to time by Mentor.  All customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery, shall be at Mentor's expense.

2.8              Supplier's Compliance Certificate; Invoice.  All Materials delivered to Mentor shall be accompanied by a certificate, signed by the President or the most senior Quality Assurance Manager of Supplier at such time indicating that the Materials being delivered (a) have been tested by Supplier, (b) meet the specifications therefor and are in compliance with applicable QSRs and all other Applicable Requirements, and (c) are free from any manufacturing defects.  An invoice for the amount due for the Materials shall be sent separately by Supplier to Mentor's accounts payable department.

2.9              Rejection and Inspection of Material.  Every tender of Materials must materially comply with the Material specifications therefor.  Mentor may reject any portion of any shipment of the Materials which is not conforming with such specifications.  In order to reject a shipment, Mentor must (i) give notice to Supplier of Mentor's intent to reject the shipment within fourteen (14) days of receipt together with a written indication of the reasons for such possible rejection.  After notice if intention to reject is given, Mentor and Supplier shall both examine the Materials in question using mutually agreeable test methods to determine the extent and existence, if any, of any nonconformity.  If it is determined that the Materials in question are non-conforming, then (a) the date for payment for such Materials, as set forth in Section 3 below, shall be suspended and (b) Supplier shall, at its own cost and expense, promptly undertake to replace such nonconforming Materials and deliver conforming Materials to Mentor.  If no such notice of intent to reject is timely received, Mentor shall be deemed to have accepted such delivery of Material.

2.9.1        Notwithstanding Section 2.9 above, in the case of Materials having defects which Mentor could not reasonably have been discovered by diligent examination upon receipt thereof, or the physical characteristics of Materials have changed so that such Material is not conforming with the specifications therefor, Mentor shall give notice of Mentor's intent to return such Materials within thirty (30) days after discovery of such defects or change in physical characteristics, provided that such notice may in no event be given later than the expiration of the warranty period set forth in Section 6.11 below, except as otherwise provided in Section 2.9.2 below.  Upon receipt of such notice, Supplier shall provide replacement Materials to Mentor at Supplier's own expense.

EXCLUSIVE SUPPLY AGREEMENT:  Page 9

2.9.2        Notwithstanding Sections 2.9 and 2.9.1 above, Mentor may return to Supplier at any time any Material with physical characteristics that have changed such that the Material is not conforming with the specifications therefor to be reconditioned and returned to Mentor, provided that Supplier may charge Mentor an amount not greater than fifty percent (50%) of the original price paid by Mentor for such reconditioned Material if the warranty period set for in Section 6.11 below has expired.  If such Material's shelf life and the warranty period set forth in the Section 6.11 have not expired, Supplier shall provide Mentor with new Material at Supplier's own cost.

2.9.3        Except as otherwise agreed to by Mentor, Supplier shall not change in any way the specifications of the Material, or any process, material, equipment or facility use in the production of the Material without the prior written approval of Mentor's Quality Assurance Manager at such time.

3.                  PRICES, TERMS AND PAYMENTS

3.1              Certain Definitions for Computation Purposes.  The following words and phrases shall have the meanings set forth below:

3.1.1        Competitor.  Each Person other than Mentor or its Affiliates that (a) competes with Mentor in any Market Segment, and (b) purchases Materials or Equivalent Materials from Supplier or any Affiliate of Supplier for use in one or more Products of the type which are then being manufactured or distributed by Mentor using Materials or Equivalent Materials purchased by Mentor from Supplier pursuant to this Agreement.

3.1.2        Major Competitor.  A Competitor to whom Supplier sells a Common Material in a quantity that equals or exceeds during a single Year ten percent (10%) of the quantity of the same Common Material sold to Mentor during such Year.

3.1.3        Customer.  Mentor and/or any Major Competitor.

3.1.4        Common Material.  With respect to each separate Major Competitor, any Material and Equivalent Material if such Material was sold to Mentor during a Year and the same Material or an Equivalent Material was also sold to such Major Competitor during the same Year.  A Material or an Equivalent Material shall be a Common Material as to Mentor and any single Major Competitor in any Year only to the extent that Supplier sold such Material or an Equivalent Material both to Mentor and such Major Competitor during the same Year.  For example, in the following table illustrating the Materials (designated by an alpha character) purchased by Mentor or by a Major Competitor and Equivalent Materials (designated by an alpha-numeric code) purchased by Major Competitors 1, 2 and 3:

MENTOR	COMPETITOR 1	COMPETITOR 2	COMPETITOR 3
A	A1	--	--
B	B1	B	--
C	--	C1	C1
D	--	D1	D2
--	E	--	E
--	F	F1	F2
--	G	--	--
H	--	--	--

Materials A & A1 are Common Materials as to Mentor and Major Competitor 1;
Materials B & B1 Common Materials as to Mentor and Major Competitors 1 and 2;

EXCLUSIVE SUPPLY AGREEMENT:  Page 10

Materials C & C1 are Common Materials as to Mentor and Major Competitors 2 and 3;
Materials D, D1 & D2 are Common Materials as to Mentor and Major Competitors 2 and 3; and
Materials E, F, F1, F2 & G are not Common Materials because they were not purchased by Mentor.
Material H is not a Common Material since no Major Competitor purchased it or an Equivalent Material.

3.1.5        Unit Purchase Price.  With respect to any single Common Material, the price per unit, exclusive of charges made for packaging, labeling, shipping, insurance and returns, charged to a Customer for such Common Material during a Year, computed by dividing the aggregate amount charged to such Customer for its total purchases of such Common Material during such Year by the total quantity of such Common Material purchased by such Customer during such Year.

3.1.6        Aggregate Purchase Price.  With respect to any single Common Material, the aggregate amount charged to a Customer for its total purchases of such Common Material during a Year, exclusive of charges made for packaging, labeling, shipping, insurance and returns, computed by multiplying: (a) the total quantity of such Common Material purchased by such Customer, by (b) the Unit Purchase Price charged to such Customer for such Common Material.

3.1.7        Actual Cost of Common Materials.  The aggregate amount charged to a Customer during a Year for its total purchases of all Common Materials during such Year, exclusive of charges made for packaging, labeling, shipping, insurance and returns, computed by adding the sum of the Aggregate Purchase Prices charged to such Customer for each of the Common Materials purchased by such Customer during such Year.

3.1.8        Imputed Aggregate Purchase Price.  With respect to any Major Competitor, a hypothetical Aggregate Purchase Price that Mentor would have been charged for a Common Material during a Year had Supplier charged Mentor the same Aggregate Purchase Price as Supplier actually charged such Major Competitor for such Common Material during the same Year, computed by multiplying the Unit Purchase Price charged to such Customer for such Common Material by the total quantity of the same Common Material purchased by Mentor during the same Year.

3.1.9        Imputed cost of Common Materials.  With respect to any Major Competitor during any Year, the sum of the Imputed Aggregate Purchase Prices calculated for the Common Materials purchased by such Major Competitor in such Year.

3.2              Price List.  Subject to adjustment pursuant to Section 3.8 below, the initial Unit Purchase Price charged to Mentor for each Material specified in Exhibit A from and after the Effective Date of this Agreement shall be such prices as are agreed to by the parties within thirty (30) days of the date on which this Agreement is signed by the parties.

3.3              Most Favored Nation Pricing.  At no time during the term of this Agreement will Supplier sell Common Materials to Mentor at Unit Purchase Prices which, on average, exceed the Unit Purchase Prices charged to any Major Competitor for all such Common Materials during such Year, taking into account only Mentor's (and not Major Competitor's) purchase volumes of such Common Materials.

3.3.1        Supplier shall be deemed to be in compliance with the provisions of Section 3.3 in any given Year when, with respect to each Major Competitor of Mentor:

Σ (MP x MQ) <  Σ (CP x MQ)

where, with respect to any single Major Competitor of Mentor:

A.     MP equals the Unit Purchase Price charged to Mentor for each separate Common Material (as it pertains to each applicable Major Competitor) during the Year; and

EXCLUSIVE SUPPLY AGREEMENT:  Page 11

B.     MQ equals the quantity of such Common Material purchased by Mentor during the Year; and

C.     Σ (MP x MQ) means the Actual Cost of Common Materials (calculated separately for each Major Competitor) charged to Mentor, computed by adding the sum of the products of (MP x MQ) with respect to each Common Material purchased both by Mentor and such Major Competitor during the Year; and

D.     CP equals the Unit Purchase Price (calculated separately for each Major Competitor) charged to a Major Competitor for each separate Common Material purchased both by Mentor and such Major Competitor during the Year; and

E.        Σ (CP x MQ) means the Imputed Cost of Common Materials (calculated separately for each Major Competitor), computed by adding the sum of the products of (CP x MQ) with respect to each Common Material purchased both by Mentor and such Major Competitor during the Year.

3.3.2        Supplier shall be deemed to be in breach of the provisions of this Section 3.3 when, with respect to any Major Competitor of Mentor:

Σ (MP x MQ) > Σ (MQ x CP)

3.3.3        The formula set forth in Section 3.3.1 above shall be calculated separately for each Major Competitor each Year in order to compare the Actual Cost of Common Materials charged to Mentor for the Common Materials purchased by Mentor during the Year with the Imputed Cost of Common Materials calculated for the Common Materials purchased by each Major Competitor during such Year.

3.4              Credits against Purchase Price.  If in any Year the Actual Cost of Common Materials charged to Mentor exceeds the Imputed Cost of Common Materials as calculated for any Major Competitor during such Year, then Mentor shall be entitled to a credit against the purchase price for the next Materials purchased by Mentor from Supplier in an amount equal to 105% of the amount by which the Actual Cost of Common Materials charged to Mentor exceeded the lowest Imputed Cost of Common Materials as calculated for to that Major Competitor for whom the computation required by Section 3.2 above produces the lowest Imputed Cost of Common Materials.

3.5              Books and Records; Reports.  Supplier shall keep books and records in sufficient detail to permit independent verification by a disinterested auditing firm of the compliance by Supplier with the pricing, supply and delivery provisions of this Agreement

3.6              Annual Report.       Supplier shall prepare and submit to Mentor within sixty (60) days after the end of each Year a written compliance certificate executed by its Chief Executive Officer or its Chief Financial Officer certifying that Supplier has made each of the computations called for by Section 3.3 above for the purpose of comparing the Actual Cost of Common Materials charged to Mentor during the preceding Year with the Imputed Cost of Common Materials calculated for the Common Materials sold to each Major Competitor during such Year and stating that (a) the Actual Cost of Common Materials charged to Mentor during such Year did not exceed the Imputed Cost of Common Materials calculated for the Common Materials sold to any Major Competitor during such Year or, (b) if the Actual Cost of Common Materials paid to Mentor during such Year exceeded the Imputed Cost of Common Materials sold to any Major Competitor during such Year, (i) a computation of any credit to which Mentor is entitled pursuant to Section 3.4 above and (ii) a revised Price List setting forth  the reductions in the Unit Purchase Price of the Materials being made to assure that Supplier will be in compliance with the provisions of Section 3.3.1 above for the Year following the Year for which the report is being submitted.

EXCLUSIVE SUPPLY AGREEMENT:  Page 12

3.7              Audits.   Mentor shall be entitled to have an audit of the books and records maintained by Supplier pursuant to Section 3.5 above performed no more often than once in any consecutive twelve (12) month period for the purpose of verifying the compliance by Supplier with the pricing provisions of Section 3.3 of this Agreement.

3.7.1        Any such audit shall be performed by a regional or national accounting and auditing firm that does not otherwise perform auditing or accounting services for Mentor and its Affiliates or for Supplier and its Affiliates.

3.7.2        Such auditing firm shall submit a written report to Mentor advising whether Supplier is in compliance with the pricing provisions of this Agreement and, if it is not, the dollar amount by which the Cost of Materials charged to Mentor for the Materials during the period covered by the audit exceeded the Cost of Materials charged to that Major Competitor who paid the lowest Cost of Materials during such Year, but the auditing firm shall not be permitted to disclose to Mentor the quantities of Materials or Equivalent Materials being purchased by any individual Competitor.

3.7.3        Any credit shown by such audit report to be owing to Mentor shall be credited against the next purchases made by Mentor until such credit is exhausted.

3.7.4        The costs and expense of any audit conducted pursuant to this Section 3.7 shall be borne by Mentor, but if any such audit discloses that the Actual Cost of Common Materials charged to Mentor for the period covered by the audit exceeded the Imputed Cost of Common Materials as calculated for the Common Materials purchased by any Major Competitor for the period covered by such audit, and if the amount of that excess is greater than the amount of Mentor's out-of-pocket costs for the audit, then Supplier shall pay the entire out-of-pocket cost of such audit.

3.8              Price Adjustments.   Subject to the provisions of Section 3.3 above

3.8.1        Annual CPI Adjustment.  The Selling Price applicable for each Material hereunder shall be adjusted as of each Adjustment Date during the term of this Agreement to be equal to the product determined by multiplying (a) the Purchase Price therefor set forth on Exhibit A hereto, times (b) a fraction, (i) the numerator of which is the Index for the Comparison Period, and (ii) the denominator of which is the Index for the Base Period; provided that, in no event shall any such adjustment cause the Selling Price for any Year be reduced below the Selling Price in effect in the immediately preceding calendar Year.

A.     Definitions.  For purposes of this Section 3.8, the term:

(1)    "Adjustment Date" shall mean each January 1 during the term of this Agreement.

(2)    "Base Period" shall mean November 2003.

(3)    "Comparison Period" shall mean the month of November in the calendar Year immediately prior to the Adjustment Date.

(4)    "Index" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Los Angeles/Anaheim/Riverside Area, Average Subgroup "All Items," 1982-84=100 Base, as published by the Bureau of Labor Statistics.  If such Index is no longer published, then the term "Index" shall refer to each successor or comparable Index mutually agreed by the parties to be authoritative, and if the parties are unable to agree, then the substituted Index shall be selected by the then-presiding judge of the Superior Court for Santa Barbara County upon application of either party.

B.     Notice of Adjustment.  Supplier shall provide Mentor written notice of the adjustments pursuant to this Section 3.8, setting forth the computation thereof, on or before each Adjustment Date or as soon thereafter as practicable, but no delay in computing or giving notice of any adjustments shall constitute a waiver of the right of either party to have such adjustments made, retroactive to the applicable Adjustment Date, once such computation has been made.

EXCLUSIVE SUPPLY AGREEMENT:  Page 13

3.8.2        Cost Increases Caused by External Circumstances.  Supplier may adjust its prices prospectively from time to time upon delivery of written notice to Mentor specifying the amount of the increase and the reason therefor if external factors beyond the ability of Supplier to control affect Supplier's cost structure.  Such external factors shall include, for example, but shall not be limited to dislocations in materials supply markets, changes in laws, regulations, and other governmental rules affecting the production or sale of the Materials, and changes in specifications requested by Mentor, but shall not include increases in the costs of labor, materials, manufacturing costs, selling expense or overhead and general and administrative expense occurring in the ordinary course of business or as the result of changing economic conditions that are not caused by extraordinary circumstances.

3.9              Method of Payment.  All payments due hereunder to Supplier shall be paid in United States dollars on the later of (a) thirty (30) days following the date of the applicable invoice and (b) the receipt of the applicable invoice in proper form (which form shall include (i) Mentor's purchase order number, (ii) the customer part number and (iii) the same price for the materials set forth in corresponding purchase order); provided, however, that in the event Mentor rejects any Materials pursuant to Section 2.9 above, payment for such rejected Materials shall be suspended in accordance with the terms set forth in Section 2.9 above until Mentor and Supplier are able to determine the extent and existence, if any, of any nonconformity of the Materials in question.

3.10          Past Due Amount.  Any amount due hereunder shall, if remaining past due for thirty (30) days (i.e., sixty (60) days after Mentor's receipt of invoice), accrue interest thereon at the rate of one and one-half percent (1-1/2%) per month for each month or portion thereof that the amount remains unpaid.  In the event that any invoice remains past due for more than ninety (90) days, Supplier may, at its option, require any further shipments of Materials to Mentor to be sent C.O.D until all past due payments have been made.

4.                  PARTIAL TERMINATION AND PENDING DISPUTES

4.1              Failure to Supply.   If Supplier (a) fails to timely deliver fifty percent (50%) of the amount of any Materials ordered by Mentor as required hereunder for any reason other than force majeure, as measured over any period of sixty (60) or more consecutive days, or (b) the Materials delivered by Supplier do not conform to the specifications for such Materials set forth in Exhibit A or are not manufactured in conformance with Applicable Requirements, including without limitation applicable QSRs, then:

4.1.1        Mentor upon twenty (20) days' prior written notice to Supplier (so long as Supplier has not cured such default within such time) may but shall not be obligated to elect to have such Affected Materials supplied by a third party supplier, selected by Mentor in its sole discretion, for the next ninety (90) days (the "Third Party Period").

4.1.2        Upon the expiration of the Third Party Period and upon the satisfactory completion of an audit and inspection of Supplier pursuant to Section 2.3 above, Supplier shall recommence supplying the Affected Materials to Mentor; provided, however, that if after the expiration of the Third Party Period, the audit and inspection of Supplier is not satisfactory to Mentor, Mentor may, at its sole discretion, (a) continue to have Affected Materials supplied by a third party supplier and terminate this Agreement with respect to the Affected Materials or (b) continue to have the Affected Materials supplied by a third party supplier for indefinite consecutive periods of ninety (90) days until satisfactory completion of an audit and inspection of Supplier pursuant to Section 2.3 above.

EXCLUSIVE SUPPLY AGREEMENT:  Page 14

4.2              Termination Right.   If such default continues uncured for a period in excess of ninety (90) days, then the Mentor shall have the right at any time thereafter until such default has been cured to purchase from Supplier all of the assets required to manufacture and produce the Materials at the price and on the terms set forth in Section 4 of the Transfer Agreement.

5.                  TERMINATION, RIGHTS, AND OBLIGATIONS UPON TERMINATION

5.1              Term.   Unless terminated for any particular Material pursuant to Section 4 above, or by either party pursuant to the other provisions of this Section 5, the term of this Agreement shall commence on the Effective Date and shall expire on the twentieth (20th) annual anniversary thereof in 2024 (the "Term").

5.2              Termination for Cause.   This Agreement may be terminated in its entirety by either party upon the occurrence of an "Event of Default" (as defined below) by delivering to the defaulting party at least thirty (30) days prior to the effective date of the written notice of termination (the "Notice of Termination") describing the Event of Default.  For purposes of this Section 5.2, an "Event of Default" is any of the following events:

5.2.1        Failure by Mentor to make any payment when due and the failure of Mentor to pay such delinquent amount plus any other delinquent amounts then due and payable within thirty (30) days of Mentor's receipt of the Notice of Termination, excluding in each case amounts that are being disputed by Mentor in good faith;

5.2.2        Filing by either party hereto for bankruptcy, receivership, assignment for the benefit of creditors of all or a substantial portion of the assets of such party or other admission by such party of its inability to pay its debts as they mature;

5.2.3        The filing of an involuntary petition for bankruptcy, reorganization, receivership or similar proceeding against either party hereto which proceeding is not dismissed within sixty (60) days;

5.2.4        If either party hereto breaches any material provision of this Agreement and fails to cure such breach within ninety (90) days of written notice describing the breach; or

5.2.5        If Supplier is at any time not in compliance with any of the Applicable Requirements, including but not limited to QSRs, and it fails to deliver an Action Plan to Mentor pursuant to Section 2.3.1A above, or it fails to otherwise cure the non-compliance pursuant to the Action Plan delivered to Mentor pursuant to Section 2.3.1A above.

5.3              Termination by Supplier.  If Supplier has delivered a Discontinuation Notice to Mentor pursuant to Section 2.2.2B(1)c above, then Supplier may terminate this Agreement effective at any time after the expiration of the 90-day Option Period described in Section 2.2.2B(2) above by giving Mentor not less than ten (10) day's prior written notice of its intention to do so unless the parties have reached agreement on alternative prices and terms for the continuing supply of the Initial Materials to Mentor prior to the expiration of such 90-day Option Period.

5.4              Mentor Purchase of SiTech Assets.  This Agreement shall terminate upon any purchase by Mentor of the assets of SiTech pursuant to the exercise of the SiTech Purchase Option under Transfer Agreement; provided that, in accordance with the terms and conditions of the Transfer Agreement, to the extent that the assets of SiTech that are purchased by Mentor pursuant to the Transfer Agreement do not provide Mentor the capacity to produce the volume of Materials that Supplier is then supplying to Mentor (such shortfall in production capacity, the "Capacity Shortfall"), this Agreement shall remain in full force and effect and Supplier shall continue to be obligated to supply to Mentor hereunder (a) such portion of those Materials as would be produced by the Capacity Shortfall and (b) any other materials that were being supplied to Mentor pursuant to this Agreement prior to the exercise of the SiTech Purchase Option to the extent that there was not transferred to Mentor sufficient Production Capacity to manufacture and supply such materials itself.

EXCLUSIVE SUPPLY AGREEMENT:  Page 15

5.5              Liability of Mentor upon Termination for Default.  Should this Agreement be properly terminated by Supplier due to an uncured material default by Mentor, then: Supplier (a) shall be entitled to recover damages from Mentor and (b) shall have no further duty to supply Mentor hereunder.  In such event, Mentor's optional purchase and first-refusal rights under the Transfer Agreement shall remain in effect for a period of six (6) months following the effective date of the termination of this Agreement and shall thereupon terminate without further notice.

5.6              Liability of Supplier upon Termination for Default.  Should this Agreement be terminated by Mentor due to an uncured material default by Supplier, then Mentor shall be entitled (a) to recover damages from Supplier and (b) to have the right to purchase the assets of Supplier on the terms and conditions set forth in the Transfer Agreement.

5.7              Effect of Expiration or Termination.  The following provisions shall survive the expiration or termination of this Agreement: Sections 3 (to the extent of firm orders required to be completed pursuant to the remainder of this Section 5.7), 5.5, 5.6, 6.5, 6.7, 6.8, 6.10, 7 and 8.  Remedies for all breaches hereunder will also survive the expiration or termination of this Agreement.  Upon expiration or termination of this Agreement, Supplier shall continue to fulfill, subject to the terms of Section 3, all firm orders accepted by it prior to the effective date of expiration or termination, and Mentor shall be obligated to pay for all Materials ordered or delivered prior to the date of expiration or termination, subject to the terms of Section 3 of this Agreement.  Notwithstanding anything in this Section 5.7 to the contrary, in the case of termination under Section 5.2, the terminating party may elect whether obligations under firm orders will remain in effect.

5.8              Return of Property.  Upon expiration or termination of this Agreement, each party shall return to the other party any information, confidential materials, technical materials, samples, correspondence, specifications and other documents or materials belonging to the other party, together with any copies thereof (the "Properties"); provided, however, that each party shall have the right to retain such Properties to perform its obligations remaining hereunder after the expiration or termination of the Agreement.

5.9              Enumerated Remedies not Exclusive.  The remedies identified by this Agreement as being available to either party upon a default by the other are not intended to be exclusive, but shall be in addition to any other remedies available to a party at law or in equity upon the occurrence of any such default.  The exercise of any such remedy by a party shall not constitute an election of remedies and shall be without prejudice to the right of such party to exercise any other remedy available by reason of a default by the other party in the performance of its obligations under this Agreement, including the right to recover damages suffered by reason of a breach of this Agreement by the other party without terminating this Agreement in whole or in part.

5.10          Continuation after Expiration of Initial Term.  After the expiration of the initial Term of this Agreement, Supplier shall continue to supply the requirements of Mentor for the Materials at the same price and on the same terms as it supplies its other customers for the Materials or Equivalent Materials on a year to year basis, subject to the right of either party to terminate this agreement during any such renewal term at any time upon six (6) months prior written notice of termination.

6.                  REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1              Vendor Audit Rights.  Mentor shall have the right and Supplier shall allow Mentor access, from time to time, and upon reasonable notice and during business hours, to inspect or audit Supplier's manufacturing and storage facility, tools, and equipment as well as Supplier's quality assurance systems, testing operations, compliance procedures, and records relating to the Material, to ensure compliance by Supplier with Applicable Requirements, provided that in no event shall Mentor be entitled to have access to Supplier's manufacturing processes except in the connection with the transfer of the SiTech Assets to Mentor upon exercise by Mentor of the SiTech Purchase Option contained in the Transfer Agreement.  Any audits shall be scheduled at normal business hours upon at least fifteen (15) days prior written notice to Supplier.

EXCLUSIVE SUPPLY AGREEMENT:  Page 16

6.2              No Rights Created.  Mentor and Supplier hereby agree that nothing in this Agreement shall confer upon either party any right, title or interest in any information, or any copyrights, trademarks, patents or trade secrets of the other party or used by the other party under license from a third party.

6.3              Rights, Power, Authority and Binding Obligation.  Each party hereby represents and warrants to the other party that it has full right, power and authority to enter into this Agreement and that this Agreement constitutes a valid and binding obligation of such party.

6.4              Compliance with Law.  Supplier represents and warrants that it is in compliance with all applicable laws and regulations (including but not limited to environmental laws and regulations) and other orders in connection with entering into this Agreement and manufacturing and delivering the Materials.  Supplier will be solely responsible for the proper disposal of any materials or waste resulting from the manufacturing of the Materials.  Under no circumstances shall Mentor be liable for direct, incidental or consequential damages result from the use, handling, storage or disposal of Materials, waste or any other chemicals, raw materials or inputs by any affiliate, employee, agent or contractor of Supplier.

6.5              Fulfillment Facilities.  Supplier represents and warrants that each facility used to manufacture the Materials or the location at which the Materials are produced (including but not limited to each such facility owned by SiTech and each such facility owned by NuSil, as permitted pursuant to Section 2.5, above) shall be in compliance with Applicable Requirements.  If Supplier elects to manufacture any Material from any location other than Supplier's current location on Campus Circle in Irving, Texas (or any facility owned by NuSil, as permitted by Section 2.5, above), then Supplier shall be solely responsible for all costs, fees expenses associated with ensuring that such alternative facility meets the foregoing requirements, including but not limited to any quality assurance, regulatory or other production costs, fees and expenses resulting from such change in location (provided that, the foregoing is not intended and shall not be construed to impose upon Supplier any liability for the cost of shipping or transporting Materials from any such alternative facility).

6.6              No Infringement.  Supplier represents and warrants that (a) the Materials are free from rights or claims of any other person and Mentor's purchase and resale (or holding in inventory) of the Materials does not infringe upon or violate any United States or foreign intellectual or industrial property right or other right of any third party and (b) to Supplier's knowledge, there are no patents issued by any country, or any other prior art, that invalidate or would invalidate any of the patents covering the Materials.

6.7              Production Capacity.  NuSil and SiTech each shall at all times during the term of this Agreement maintain the facilities, equipment and staff necessary to produce the Materials in quantities sufficient to satisfy the requirements of Mentor and its Affiliates (collectively, the "Production Capacity"), but NuSil shall be relieved of its obligation to maintain Production Capacity under this Section 6.7 for as long as the duties and responsibilities of Supplier have been delegated exclusively to SiTech and SiTech is maintaining such Production Capacity.

6.8              Confidential Information.  From time to time during the term hereof, the parties may require from each other certain secret confidential information, including knowledge, information, data, know-how, concepts, ideas, methods, processes, formulae, trade secrets, procedures, techniques and improvements and all other compilation of information (whether or not reduced in writing or in electronic format or whether or not patentable or copyrightable) which re or may in any way be related to the Materials or to the respective businesses of the parties ("Proprietary Information").

EXCLUSIVE SUPPLY AGREEMENT:  Page 17

6.8.1        The parties shall keep strictly secret and confidential and shall not, either during or after expiration or termination of the Agreement, without the other party's written consent disclose to any third parties or use at any time after expiration or termination of this Agreement any Proprietary Information of the other party, excepting that either party may disclose such Proprietary Information to its employees for whom such information is necessary for performance of their duties.  The parties (a) shall use their best efforts to compel any parties to whom they provide Proprietary Information to keep such information confidential in accordance with this Section 6.8 and (b) shall not use the Proprietary Information of the other party commercially or for any other purpose other than for the purpose contemplated by this Agreement.

6.8.2        The obligations undertaken by the parties pursuant to Section 6.8 above shall not apply to:

A.                 Such information that is generally known to the public at the time of disclosure to the other party (the "Recipient Party") or subsequently becomes generally known to the public through no breach of Section 6.6(a) above by the non-disclosing party;

B.                 Such information that was in the Recipient Party's possession prior to disclosure hereunder;

C.                 Such information that was obtained by the Recipient Party in good faith from a third party lawfully possessing and having a right to disclose same;

D.                 Such information that the Recipient Party is required by court order to disclose, provided that any Recipient Party receiving any subpoena, or governmental, judicial or administrative request for any Proprietary Information of the other party shall notify the other party of the request immediately, and shall not disclose such information absent the other party's consent or a court order requiring such disclosure; or

E.                  Such information that the Recipient Party affirmatively demonstrates to the other party's reasonable satisfaction, prior to any use or disclosure, that the Propriety Information was independently developed by the Recipient Party without the aid, application, reference or use in any way of information received from the other party.

F.                  Within thirty (30) days following the termination or expiration of this Agreement or the request of a party hereto, each party shall return all Proprietary Information belonging to the other party and copies hereof, and any other records containing such Proprietary Information to the other party, except that each party may retain copies of such Proprietary Information to the extent necessary to meet its continuing obligations to supply Material under this Agreement.

G.                 Mentor and Supplier acknowledge that any breach or violation of the confidentiality provision in Section 6.8 will result in irreparable and continuing damage to the non-breaching party for which there may be no adequate remedy at law, and Mentor and Supplier agree that in the event of any such breach or violation by either party, the non-breaching party shall be entitled to both damages and/or injunctive relief.

6.9              Duty to Keep Books and Records.  Supplier hereby covenants and agrees to keep and maintain at all times an accurate account of all operations within the scope of this Agreement for a period of at least seven (7) Years after the expiration or termination of this Agreement, including without limitation, all of its books and records of the sale of Materials and Equivalent Materials to Mentor and its Competitors, device master records, device history records, and master access files.  Such records shall be kept in a manner that permits easy identification of each Material and Equivalent Material comprising a Common Material as to Mentor and any Major Competitor so as to enable NuSil's independent public accountants and any disinterested auditor or other third party to make and/or verify the accuracy of the computations required by Section 3.3 of this Agreement.

EXCLUSIVE SUPPLY AGREEMENT:  Page 18

6.10          Intellectual Property.  All discoveries, improvements, inventions and trade secrets developed by Supplier in the performance of this Agreement shall be the sole property of Supplier.

6.11          Warranties.  Supplier warrants to Mentor that the Materials shipped hereunder (a) shall conform in all material respects to the specifications set for in Exhibit A, as then in effect, and to all Applicable Requirements, including without limitation, applicable QSRs regulations, as then in effect, and (b) shall meet the specifications therefor for a period of at least six (6) months from the date of shipment of such Materials to Mentor.  SUPPLIER HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.  THE FORGOING LIMITATIONS OF WARRANTIES SHALL NOT IN ANY WAY LIMIT MENTOR'S RIGHTS UNDER SECTION 7 HEREOF.

6.12          Reports by Mentor If at any time during the term of this Agreement Mentor is purchasing one or more Initial Materials from a Qualified Alternative Supplier pursuant to clause (a) of Section 2.2.2A of this Agreement, then:

6.12.1    Mentor shall furnish to Supplier within thirty (30) days after the end of each calendar quarter a written report setting forth for each Initial Material and for Qualified Alternative Supplier from whom Mentor is purchasing such Initial Material (a) the quantity of such Initial Material purchased by Mentor from Supplier and from any Qualified Alternative Supplier during the preceding calendar quarter and (b) the amount paid by Mentor to Supplier and such Qualified Alternative Supplier for each such Initial Material during such calendar quarter; and .

6.12.2    If Mentor has made an Adjustment Election pursuant to 2.2.2B(1) above, then the reports required by Section 6.12.1 above shall be made on a monthly basis instead of a quarterly basis during the 24-month Remedial Period and shall be given to Supplier within thirty (30) days after the end of each month.

7.                  INDEMNIFICATION

7.1              Indemnification by Mentor.  Mentor shall indemnify, defend and hold Supplier and its officers, directors, employees, and agents (collectively, the "Supplier Indemnitees") harmless from and against any and all loss, harm and liability including, without limitation, all costs, damages, settlements, claims, suits and expenses (including reasonable attorneys' fees) made against or sustained by any Supplier Indemnitee (collectively, "Supplier Losses") arising out of or resulting from the death of, or bodily injury to, any person which is attributed to the use of a Material by Mentor or the incorporation of a Material into any Mentor Product, except to the extent that such Supplier Losses are caused by Supplier conduct of the type described in Section 7.2 below for which Supplier is obligated to indemnify Mentor.

7.2              Indemnification by SiTech.  SiTech shall indemnify, defend and hold Mentor and its Affiliates and their officers, directors, employees and agents (collectively, the "Mentor Indemnitees") harmless from and against all loss, harm and liability including, without limitation, all costs, damages, settlements, claims, suits, and expenses (including reasonable attorneys' fees) made against or sustained by any Mentor Indemnitee arising from (a) the death of, or bodily injury to, any person on account of the Materials as a result of negligence or willful misconduct of Supplier or any affiliate, officer, director, employee or agent of Supplier (b) any reasonable SiTech-approved out-of-pocket costs to Mentor and its Affiliates due to the recall of any Processed Material or (c) an infringement of any third party patent right, copyright right, trademark right or other intellectual property right or misappropriation of any trade secret (collectively "Mentor Losses") to the extent such Mentor Losses are caused by (x) Supplier's failure to deliver such Material in accordance with Supplier's warranties set for in Section 6.11, (y) the negligence or willful misconduct of Supplier or any employee, consultant, agent or subcontractor of Supplier or its Affiliates, or (z) an breach of a material obligation of Supplier under this Agreement (collectively, a "Supplier Claim") except that, if any Mentor Losses are caused in part by the negligence or willful misconduct of Mentor, then SiTech's liability shall be in proportion to the fault of Supplier.

EXCLUSIVE SUPPLY AGREEMENT:  Page 19

7.2.1        Limitations to Indemnity.  The indemnities of Sections 7.1 and 7.2 shall not apply (a) if the indemnified party fails to give the indemnifying party prompt notice of any claim it receives and such failure materially prejudices the indemnifying party, or (b) unless the indemnifying party is given the opportunity to approve any settlement.  Furthermore, the indemnifying party shall not be liable for attorneys' fees or expenses of litigation of the indemnified party unless the indemnified party gives the indemnifying party the opportunity to assume control of the defense or settlement.  In no event shall the indemnifying party assume control of the defense of the indemnified party without the consent of the indemnified party (which consent shall be given at its sole discretion).

7.2.2        Settlement.  In no event shall the indemnifying party be entitled to settle any of the above-mentioned claims without the written consent of the indemnified party, which consent shall not be unreasonably withheld.

7.2.3        Insurance.  Supplier, at its sole cost and expense, shall carry and at all times during the Initial Term and any subsequent period, maintain in full force and effect the following insurance coverage:

A.                 Workers' Compensation Insurance as required by Texas law;

B.                 Employers' Liability Insurance as required by Texas law;

C.                 General Comprehensive Liability Insurance, with contractual liability and property damage endorsements in the minimum amount of Two Million Dollars ($2,000,000) each occurrence and in the aggregate.  Such coverage shall also include coverage for business interruption with coverage limits and terms reasonably acceptable to Mentor.

D.                 Environmental impairment liability insurance for non-sudden and accidental occurrences, if required by applicable law or regulation.

Such insurance policies shall cover any and all Mentor Losses as provided herein for which indemnification is provided by Section 7.2 above and Supplier shall name Mentor as an additional insured in each such policy.  Supplier, upon request of Mentor, will supply Mentor with appropriate certificates of insurance evidencing the forgoing insurance coverage.

8.                  MISCELLANEOUS

8.1              Effective Date and Implementation.  This Agreement shall not become effective until it has been executed by each of the parties but, when so executed, shall be given retroactive effect to the Effective Date and be applicable to all purchases of Materials by Mentor from Supplier on and after such Effective Date.  If the execution and implementation of this Agreement occurs after the Effective Date, then Mentor shall be given a retroactive credit against its purchases of Materials from and after the Effective Date to reflect the adjustment in the Selling Price of the Materials that became effective as of the Effective Date.

8.2              Amendment and Waiver.  Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties hereto.  However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments of any provision of this Agreement shall be effective only if made by non-pre-printed agreements signed by both parties and clearly understood by both parties to be an amendment or waiver.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

EXCLUSIVE SUPPLY AGREEMENT:  Page 20

8.3              Governing Law and Legal Actions.  This Agreement shall be governed by and construed under the law of the State of California and the United States without regard to conflicts of laws provisions thereof.  Unless the parties hereto mutually agree otherwise, the sole jurisdiction and venue for actions related to the subject matter hereof shall be the California state and U.S. federal courts having within their jurisdiction the location of Mentor's principal place of business.  Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise allowed by California state or U.S. federal law.  In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

8.4              Notice and Reports.  Any notices permitted or required hereunder shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered; (b) on the third (3rd) business day after the date on which deposited in the United States mail for first-class mail delivery, postage prepaid, certified or registered mail, return receipt requested; (c) on the date on which transmitted by facsimile or other similar electronic means generating a receipt evidencing a successful transmission, or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express) during such carrier's regular business hours, freight prepaid, for overnight delivery, to the address or facsimile number appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 8.3.

8.5              Entire Agreement.  This Agreement (and all Exhibits hereto) supersedes and replaces the Original Supply Agreement and constitutes the entire understanding and agreement with respect to the subject matter hereof and supersede all proposals, oral and written, all negotiations, conversations, or discussion between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

8.6              Severability.  If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

8.7              Relationship of Parties.  The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection herewith.  neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind to any contract, agreement or undertaking with any third party.  Neither party may use or assign to an Affiliate or any other third party the name, brand, logo, or trademark or any derivative thereof, of the other party without the prior written consent of said other party.

8.8              Delegation of Duties.  Neither party may further delegate to a third party its respective obligations hereunder without the written consent of the other party.

8.9              Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, notwithstanding the foregoing, Supplier may not delegate to any other Person its duties of such party hereunder, except either (a) to any Person that acquires all or substantially all of the assets of Supplier (whether in a merger transaction, asset purchase transaction, or other reorganization transaction), or (b) with the prior written consent of Mentor.

EXCLUSIVE SUPPLY AGREEMENT:  Page 21

8.10          Publicity and Press Releases.  Except to the extent necessary under applicable laws or for ordinary marketing purposes, the parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without approval by both parties.

8.11          Force Majeure.  No liability or loss of rights hereunder shall result to either party from delay or failure in performance caused by an event of force majeure (that is, circumstances beyond the reasonable control of the party affected thereby, including without limitations, acts of God, fire, flood, war or government action).  Obligations hereunder, however, shall in no event be excused for a period of longer than six (6) months.  In the event of force majeure, the party whose performance is affected shall give prompt written notice to the other party stating the period of time the same is expected to continue and will use its best efforts to mitigate the effect of the event giving rise to the failure or delay in performance.  upon the occurrence of a force majeure which affects Supplier's performance hereunder for long than six (6) months, Mentor shall have the right, but not he obligation, to terminate this Agreement, or to elect to have the affected Materials supplied by a third party supplier until Supplier is able to resume performance.

8.12          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

[Signatures appear on following page.]

EXCLUSIVE SUPPLY AGREEMENT:  Page 22

            In Witness Whereof, the parties hereto have executed this Agreement to be effective as of the date first written above.

"NuSil:"

NuSil Corporation, a California corporation

By /s/ Richard Compton
      Richard Compton, Chief Executive Officer

                                 Date

Address and Facsimile No.  for Notices:

NuSil Corporation
1050 Cindy Lane
Carpinteria, California 93013

Facsimile No.:  (805) 566-9905

 "SiTech:"

SiTech, Inc., a California corporation

By  /s/ Richard Compton
      Richard Compton, Chief Executive Officer

                                 Date

Address and Facsimile No. for Notices:

SiTech, Inc.
c/o NuSil Corporation
1050 Cindy Lane
Carpinteria, California 93013

Facsimile No.:  (805) 566-9905

"Mentor:"

Mentor Corporation,
a Minnesota corporation

By  /s/ Adel Michael
      Adel Michael, Vice-Chairman

                                Date

Address and Facsimile No. for Notices;

Mentor Corporation
ATTN:  General Counsel
5425 Hollister Avenue
Santa Barbara, California 93111

Facsimile No.:  (805) 879-6008

EXCLUSIVE SUPPLY AGREEMENT:  Page 23

EXHIBIT A

to

Amended and Restated Exclusive Supply Agreement

initial Materials

FGB014,Me 35
FGB014-1,Me 31
FGB015,Bar 37
FGB015-1,Bar 31
Gel2167/2168,3:1
Gel2167-1/2168-1,1:1
Gel2167-2/2168-2,1:1
HCE4735
HCE4750
MED6-6605,RTV,30

Initials of Supplier	Initials of Mentor